Exhibit 99.1

Cloud Peak Energy Receives Court Approval of “First Day” Motions to Support Business Operations

Obtains Interim Approval to Access $10 Million of its $35 Million Debtor-in-Possession Financing

Mines to Continue Normal Operations

GILLETTE, Wyo.— May 14, 2019— Cloud Peak Energy Inc. (OTC: CLDP) (“Cloud Peak Energy” or the “Company”), the only pure-play Powder River Basin (“PRB”) coal company, announced today that the Company has received interim approvals from the U.S. Bankruptcy Court for the District of Delaware for all the “First Day” motions related to the voluntary Chapter 11 petitions filed on May 10, 2019.

Colin Marshall, President and Chief Executive Officer of Cloud Peak Energy, commented, “We are pleased to have received interim approval of our First Day motions, which will allow us to continue operating as normal as we continue the sale process for all of Cloud Peak’s assets. As we move through this process, we remain focused on safely and efficiently meeting our customer commitments. I would like to thank our employees, customers and business partners for their continued support.”

The Court granted Cloud Peak Energy interim approval to access $10 million of up to $35 million in debtor-in-possession (“DIP”) financing. The $35 million DIP financing, combined with the Company’s cash on hand and funds generated from ongoing operations, is expected to provide sufficient liquidity for the Company to continue operating in the ordinary course during the sale process. In addition, Cloud Peak Energy received Court approval to, among other things, continue payment of employee wages, salaries and benefits without interruption, and to pay vendors, suppliers and other providers essential to the Company’s business in full for goods and services provided after the filing date. The Company also received approval to continue entering into and fulfilling orders under sales contracts with customers in the ordinary course of business.

Additional Information

Additional information is available at Cloud Peak Energy’s restructuring website at https://cloudpeakenergy.com/restructuring-information. Court filings and information about the claims process are available at https://cases.primeclerk.com/cloudpeakenergy/, by calling the Company’s claims agent, Prime Clerk LLC, toll-free at 844-217-3067 or local at 347-761-3264 or emailing cloudpeakinfo@primeclerk.com.

Vinson & Elkins LLP is serving as legal advisor, Centerview Partners LLC is serving as investment banker and FTI Consulting, Inc. is serving as financial advisor to Cloud Peak Energy.

About Cloud Peak Energy®

Cloud Peak Energy Inc. (OTC:CLDP) is headquartered in Wyoming and is the only pure-play Powder River Basin coal company. As one of the safest coal producers in the nation, Cloud Peak Energy mines low sulfur, subbituminous coal and provides logistics supply services. The Company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located in Montana. In 2018, Cloud Peak Energy sold approximately 50 million tons from its three mines to customers located throughout the U.S. and around the world. Cloud Peak Energy also owns rights to substantial undeveloped coal and complementary surface assets in the Northern PRB, further building the Company’s long-term position to serve Asian export and domestic customers. With approximately 1,300 total employees, the Company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately two percent of the nation’s electricity.

Cautionary Note Regarding Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates regarding our company, industry, economic conditions, government regulations and energy policies and other factors. Forward-looking statements may include, for example, statements regarding the Board of Directors’ strategic evaluation process, our operational and financial priorities, our responses to the structural changes in the U.S. coal industry, our efforts to position our company for future growth opportunities, and other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition, liquidity and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties, and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding our ability to continue as a going concern, our ability to successfully complete a sale process under Chapter 11; potential adverse effects of the Chapter 11 cases on our liquidity and results of operations; our ability to obtain timely approval by the United States Bankruptcy Court for the District of Delaware (the “Court”) with respect to the motions filed in the Chapter 11 cases; objections to our sale process or other pleadings filed that could protract the Chapter 11 cases; employee attrition and our ability to retain senior management and other key personnel due to the distractions and uncertainties, including our ability to provide adequate compensation and benefits during the Chapter 11 cases; our ability to comply with the restrictions imposed by our Accounts Receivable Securitization Program (the “A/R Securitization Program”), the DIP financing and other financing arrangements; our ability to maintain relationships with suppliers, customers, employees and other third parties and regulatory authorities as a result of the Chapter 11 filing; the effects of the bankruptcy petitions on our company and on the interests of various constituents, including holders of our common stock; the Court’s rulings in the Chapter 11 cases, and the outcome of the Chapter 11 cases generally; the length of time that we will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings; risks associated with third party motions in the Chapter 11 cases, which may interfere with our ability to consummate a sale; and increased administrative and legal costs related to the Chapter 11 process and other litigation and inherent risks involved in a bankruptcy process. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports and registration statements we file with the Securities and Exchange Commission, including those in Item 1A - Risk Factors in our most recent Form 10-K and any updates thereto in our Forms 10-Q and current reports on Form 8-K. Additional factors, events, or uncertainties that may emerge from time to time, or those that we currently deem to be immaterial, could cause our actual results to differ, and it is not possible for us to predict all of them. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Cloud Peak Energy Inc.

(720) 566-2932

Investor Relations

/

Meaghan Repko / Andrew Squire

Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449